Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Rosetta Stone Inc. and subsidiaries, and the effectiveness of Rosetta Stone Inc. and subsidiaries’ internal control over financial reporting dated March 6, 2019, appearing in the Annual Report on Form 10-K of Rosetta Stone Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 20, 2019